Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Sevion Therapeutics, Inc. and Subsidiaries of our report dated October 8, 2015, relating to our audits of the financial statements appearing in the Prospectus, which is part of this Registration Statement. Our report dated October 8, 2015, relating to the consolidated financial statements includes an explanatory paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts" in this Prospectus.

/s/ McGladrey LLP

New York, New York

October 9, 2015